Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On December 21, 2018, Windtree Therapeutics, Inc. (the “Company” or “Windtree”) and WT Acquisition Corp. (“Merger Sub”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of the Company, entered into an Agreement and Plan of Merger with CVie Investments Limited (“CVie”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, pursuant to which Merger Sub merged with and into CVie, with CVie surviving the merger as a wholly owned subsidiary of the Company. The Company will operate CVie, and its wholly-owned subsidiary CVie Therapeutics Limited (“CVie Therapeutics”), a Taiwan corporation organized under the laws of the Republic of China and CVie's operating company, as a business division focused on development of drug product candidates in cardiovascular diseases.

The Merger was undertaken by the Company as part of a strategic initiative to create stockholder value that resulted from a multi-year process focused on identifying strategic opportunities, including potential strategic alliances, collaborations (primarily outside the United States), joint development opportunities, acquisitions, technology licensing arrangements, as well as potential combinations (including by merger or acquisition) or other corporate transactions.

Under the terms of the Merger Agreement, the Company issued shares of its common stock, par value $0.001 per share (“Common Stock”), to CVie’s former shareholders, at an exchange ratio of 0.3512 share of Common Stock for each share of CVie outstanding prior to the Merger, resulting in the issuance of 16,265,060 shares of Common Stock being issued in exchange for the shares of CVie. The Merger closed on December 21, 2018. The preliminary purchase price for the CVie acquisition was approximately $67.5 million.

The unaudited pro forma condensed combined financial statements included herein use the acquisition method of accounting, with the Company treated as the acquirer. The pro forma adjustments are based on currently available information and upon assumptions that the Company believes are reasonable under the circumstances. A final determination of the purchase price and allocation thereof to the assets acquired and the liabilities assumed has not been made and, therefore, the allocation reflected in the unaudited pro forma condensed combined financial statements should be considered preliminary and is subject to the completion of a more comprehensive valuation of the assets acquired and liabilities assumed. The final determination of the purchase price and allocation thereof could differ from the pro forma information included herein. Amounts preliminarily allocated to intangible assets, property, plant and equipment, inventory, and goodwill may change significantly, and amortization methods and useful lives may differ from the assumptions that have been used in this unaudited pro forma condensed combined financial information, any of which could result in a material change in operating expenses.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2018 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 are based on the separate historical financial statements of the Company and CVie Therapeutics after giving effect to the acquisition and the assumptions and preliminary pro forma adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet presents the Company’s historical financial position combined with CVie Therapeutics as if the acquisition and financing had occurred on September 30, 2018. The unaudited pro forma condensed combined statements of operations are presented as if the acquisition and financing had occurred on January 1, 2017 and combines the historical results of the Company and CVie Therapeutics for the nine months ended September 30, 2018 and for year ended December 31, 2017. The historical financial results have been adjusted to give effect to pro forma events that are directly attributable to the acquisition, factually supportable, and with respect to the statement of operations, expected to have a continuing impact on the combined results of the companies.

The unaudited pro forma condensed combined statements of operations are provided for illustrative purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the acquisition been completed as of the date indicated or that may be achieved in the future and should not be taken as representative of future consolidated results of operations or financial condition of the Company. Furthermore, no effect has been given in the unaudited pro forma condensed combined statements of operations for synergistic benefits and potential cost savings, if any, that may be realized through the combination of the companies or the costs that may be incurred in integrating their operations.

The unaudited pro forma condensed combined financial statements should be read together with the accompanying notes, the historical consolidated financial statements of the Company and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s Quarterly Report on Form 10-Q for the period ended September 30,2018, and the historical financial statements of CVie Therapeutics and accompanying notes for the nine months ended September 30, 2018 and years ended December 31, 2017 and 2016, included in Exhibit 99.1 and 99.2 to this Current Report on Form 8-K/A.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2018

(dollars in thousands)

	Historical		Pro Forma
	Windtree	CVie	Pro Forma Adjustments		Combined
		(Note 3)	(Note 2)
ASSETS
Current Assets:
Cash and cash equivalents	$640	$65	$28,898	(a)(b)	$29,603
Prepaid expenses and other current assets	399	299	-		698
Total current assets	1,039	364	28,898		30,301

Property and equipment, net	764	84	-		848
Restricted cash	140	31	-		171
Intangible assets	-	-	70,290	(c)	70,290
Goodwill	-	-	19,263	(d)	19,263
Total assets	$1,943	$479	$118,451		$120,873

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,519	$191	$-		$4,710
Collaboration payable	3,770	-	(1,000)	(e)	2,770
Accrued expenses	4,069	3,020	-		7,089
Deferred revenue - current portion	503	-	-		503
Loan payable	4,280	5,327	(4,280)	(e)	5,327
Convertible note payable	969	-	-		969
Total current liabilities	18,110	8,538	(5,280)		21,368

Restructured debt liability	15,000	-	-		15,000
Deferred tax liabilities	-	-	13,994	(f)	13,994
Other liabilities	166	-	-		166
Total liabilities	33,276	8,538	8,714		50,528

Mezzanine equity
Redeemable preferred stock	-	7,402	(7,402)	(g)	-

Stockholders' Equity:
Preferred stock	-	-	-	(g)	-
Common stock	4	6,692	(6,665)	(g)	31
Additional paid-in-capital	620,322	265	108,873	(g)(h)	729,460
Accumulated deficit	(648,605)	(22,418)	14,931	(g)(h)	(656,092)
Treasury stock	(3,054)	-	-		(3,054)
Total stockholders' equity	(31,333)	(15,461)	117,139		70,345

Total liabilities and stockholders' equity	$1,943	$479	$118,451		$120,873

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the nine months ended September 30, 2018

(dollars in thousands, except per share data)

	Historical		Pro Forma
	Windtree	CVie	Pro Forma Adjustments		Combined
		(Note 3)	(Note 2)
Revenues:
Sales revenue	$-	$33	$-		$33
Grant revenue	765	-	-		765
License revenue with affiliate	719	-	-		719
Total revenues	1,484	33	-		1,517

Expenses:
Research and development	8,194	3,027	-		11,221
General and administrative	4,634	527	(323)	(i)	4,838
Total operating expense	12,828	3,554	(323)		16,059

Operating loss	(11,344)	(3,521)	323		(14,542)

Other income/ (expense):
Interest income	9	-	-		9
Interest expense	(642)	(56)	147	(j)	(551)
Other income	486	51	-		537
Other income/ (expense), net	(147)	(5)	147		(5)

Net loss	$(11,491)	$(3,526)	$470		$(14,547)

Net loss attributable to common shareholders	$(11,491)	$(3,526)	$470		$(14,547)

Net loss per common share
Basic and diluted	$(3.21)				$(0.46)

Weighted average number of common shares outstanding
Basic and diluted	3,585		28,051	(k)	31,636

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Combined Statement of Operations

For the year ended December 31, 2017

(dollars in thousands, except per share data)

	Historical		Pro Forma
	Windtree	CVie	Pro Forma Adjustments		Combined
		(Note 3)	(Note 2)
Revenues:
Sales revenue	$-	$-	$-		$-
Grant revenue	1,383	-	-		1,383
License revenue with affiliate	102	-	-		102
Total revenues	1,485	-	-		1,485

Expenses:
Research and development	17,376	9,170	-		26,546
General and administrative	6,657	636	-		7,293
Total operating expense	24,033	9,806	-		33,839

Operating loss	(22,548)	(9,806)	-		(32,354)

Other income/ (expense):
Gain on debt restructuring	5,824	-	-		5,824
Interest income	12	1	-		13
Interest expense	(1,863)	(53)	12	(j)	(1,904)
Other income	129	46	-		175
Other income/ (expense), net	4,102	(6)	12		4,108

Net loss	$(18,446)	$(9,812)	$12		$(28,246)

Deemed dividend on Series A preferred stock	(6,370)	-	-		(6,370)

Net loss attributable to common shareholders	$(24,816)	$(9,812)	$12		$(34,616)

Net loss per common share
Basic and diluted	$(24.14)				$(1.19)

Weighted average number of common shares outstanding
Basic and diluted	1,028		28,051	(k)	29,079

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(All amounts in thousands, except per share amounts, unless otherwise noted.)

1.	Description of Transaction and Basis of Presentation

On December 21, 2018, the Company completed the purchase of CVie in a non-taxable transaction. The aggregate purchase price is approximately $67.5 million, which is comprised of the issuance of approximately 16.3 million shares of common stock, $0.001 par value, of Windtree (the “Consideration Shares”). The fair value of the common stock was determined based on the closing price on December 20, 2018, of $4.15, as outlined within the Merger Agreement.

For the purposes of these pro forma financial statements, the estimated aggregate purchase price has been preliminarily allocated based on an estimate of the fair value of assets acquired and liabilities assumed as of the acquisition date. The allocation of the estimated acquisition consideration for CVie is based on estimates, assumptions, valuations and other studies which have not yet been finalized in order to make a definitive allocation. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements.

The following table summarizes the allocation of the preliminary estimated aggregate purchase price to the estimated fair value of the net assets acquired as of December 21, 2018 (in thousands):

Assets Acquired
Cash and cash equivalents	$193
Prepaid expenses and other current assets	387
Property and equipment, net	76
Intangible assets	70,290
Goodwill	20,290
Restricted cash	31
Total assets acquired	$91,267

Liabilities Assumed
Accounts payable	$99
Accrued expenses	1,723
Loan payable	7,944
Deferred tax liabilities	13,994
Other liabilities	7
Total liabilities assumed	$23,767
Purchase Price	$67,500

Net assets acquired, excluding goodwill	$47,210

2.	Unaudited Pro Forma Condensed Combined Financial Statement Adjustments

The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented herein.

The historical consolidated financial statements have been adjusted in the pro forma condensed consolidated financial statements to give effect to pro forma events that are: (i) directly attributable to the transaction; (ii) factually supportable; and (iii) with respect to the pro forma condensed consolidated statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of CVie’s assets acquired and liabilities assumed.

The pro forma condensed combined financial statements do not necessarily reflect what the consolidated company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the consolidated company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The pro forma condensed combined financial statements do not reflect the realization of any expected cost savings or other synergies from the acquisition of CVie as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

There were no material intercompany balances or transactions between the Company and CVie as of the dates and for the periods of these unaudited pro forma condensed combined financial statements. The Company has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

a.

Included in this amount is approximately $32.0 million of cash proceeds from the private placement financing the Company entered into in connection with the transaction. On December 21, 2018, the Company agreed to issue and sell approximately 11.8 million shares of Common Stock to select institutional investors at a price per share of $3.31312, for an aggregate purchase price of approximately $39.0 million. As part of the private placement financing, investors also received: (i) Series F warrants to purchase approximately 2.0 million shares of Common Stock at an exercise price equal to $3.68 per share and (ii) Series G warrants to purchase approximately 3.9 million shares of Common Stock at an exercise price equal to $4.05 per share (the “Warrants”). The difference between the aggregate purchase price of $39.0 million and the net cash proceeds of $32.0 million represents the conversion of certain of the Company’s payables and debt into Common Stock. See Footnote e for discussion.

b.

Included in this amount is approximately $3.15 million of transaction costs not reflected in the historical financial statements. Transaction costs that are directly attributable to the transaction and factually supportable but nonrecurring are reflected in the pro forma balance sheet as pro forma adjustments to retained earnings.

c.

Represents acquisition accounting adjustment for the preliminary estimated fair value of acquired intangible assets. The fair value is a preliminary estimate and may be adjusted within one year of the proposed transaction in accordance with U.S. GAAP. The fair value of the intangible assets is determined primarily using the “income approach” which requires management forecasts of all of the expected future cash flow. The Company acquired two in-process research and development (“IPR&D”) intangible assets relating to two primary clinical stage drug candidates. The following table summarizes the estimated fair value of CVie’s identifiable intangible assets (dollars in thousands):

Estimated Fair Value

In process research and development:
Istaroxime ("Ista") - drug candidate	$19,910
Rostafuroxin ("Rosta") - drug candidate	50,380
Total	$70,290

Under ASC 805, all intangible assets acquired in a business combination that are used in research and development activities (IPR&D assets) are capitalized as indefinite-lived intangible assets and are tested for impairment in accordance with ASC 350. The acquired assets will remain indefinite-lived assets until completion or abandonment, where the Company will perform an impairment test immediately prior to the change in classification and determine the useful life upon completion or write off the asset to expense in the period of abandonment.

d.	Represents the adjustment necessary to reflect the preliminary estimated goodwill associated with the acquisition.

e.

Represents the conversion of certain of the Company’s payables and debt into Common Stock in connection the private placement financing, as discussed in Footnote a. As of December 21, 2018, the Company converted $1.0 million of payables and $6.0 million of debt into Common Stock. As of September 30, 2018, the date that the pro forma condensed consolidated balance sheet was prepared, the Company had an outstanding balance of approximately $4.3 million relating to the debt that was converted. Based on the outstanding balance as of September 30, 2018, the conversion resulted in the Company recording a loss on extinguishment of debt of approximately $3.9 million, based on the difference between the fair value of the Common Stock and warrants issued of approximately $9.1 million and the aggregate outstanding balance converted at approximately $5.3 million.

f.	Represents the acquisition accounting adjustment for the preliminary deferred tax liabilities associated with the transaction.

g.

Represents the following transactions: (i) recognition of the impact of the private placement (as discussed in Footnote a) on the Company’s equity by recording the net proceeds to common stock at par and additional paid in capital, (ii) recognition of transaction costs as an adjustment to accumulated deficit (as discussed in Footnote b), (iii) recognition of the conversion of debt (as discussed in Footnote e) by recording the fair value of the common stock and warrants issued to common stock at par and additional paid capital and the loss on extinguishment of debt to accumulated deficit, (iv) recognition of the purchase consideration to additional paid in capital, and (v) the elimination of CVie Therapeutics’s historical equity.

h.	Included in this amount is approximately $0.5 million of private placement fees, paid in the form of Windtree Common Stock.

i.

Represents the elimination of transactions costs that are included in the historical financial results of the Company for the nine months ended September 30, 2018 that would have been incurred in the year ended December 31, 2016 assuming a January 1, 2017 acquisition date.

j.

Represents the elimination of interest expense related to Lee’s debt and the Battelle Payables that were paid by the Company as part of the private placement, assuming the debt and accrued interest were paid on January 1, 2017.

k.

Represents the pro forma earnings per share, calculated to include the impact of the issuance of 16.3 million shares of the Company’s common stock as acquisition consideration and the issuance of 11.8 million shares of the Company’s common stock as part of the private placement. The weighted average shares used to compute basic earnings per share assumes that the acquisition and private placement took place on January 1, 2017.

3.	CVie Therapeutics Historical Financial Statement Reconciliations

Balance Sheet as of September 30, 2018

The following schedule summarizes CVie Therapeutics’s financial statements, presented in New Taiwan Dollar (NTD), translated into U.S. dollars at the September 30, 2018 exchange rate of NTD 1.00 = USD $0.0328 (in thousands):

	NTD	USD
	U.S. GAAP CVie	U.S. GAAP CVie
ASSETS
Current Assets:
Cash and cash equivalents	$1,974	$65
Prepaid expenses and other current assets	9,113	299
Total current assets	11,087	364

Property and equipment, net	2,554	84
Restricted cash	936	31
Intangible assets	-	-
Goodwill	-	-
Total assets	$14,577	$479

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$5,838	$191
Collaboration payable	-	-
Accrued expenses	92,081	3,020
Deferred revenue - current portion	-	-
Loan payable	162,420	5,327
Convertible note payable	-	-
Total current liabilities	260,339	8,538

Restructured debt liability	-	-
Deferred revenue	-	-
Other liabilities	-	-
Total liabilities	260,339	8,538

Mezzanine equity
Redeemable preferred stock	225,669	7,402

Stockholders' Equity:
Preferred stock	-	-
Common stock	204,031	6,692
Additional paid-in-capital	8,083	265
Accumulated deficit	(683,545)	(22,418)
Treasury stock	-	-
Total stockholders' equity	(471,431)	(15,461)

Total liabilities and stockholders' equity	$14,577	$479

Statement of Operations for the Nine Months Ended September 30, 2018

The following schedule summarizes CVie Therapeutics’s financial statements, presented in New Taiwan Dollar (NTD), translated into U.S. dollars at the average exchange rate for the nine months ended September 30, 2018 exchange rate of NTD 1.00 = USD $0.0334 (in thousands):

	NTD	USD
	U.S. GAAP CVie	U.S. GAAP CVie

Revenues:
Sales revenue	$993	$33
Grant revenue	-	-
License revenue with affiliate	-	-
Total revenues	993	33

Expenses:
Research and development	90,633	3,027
General and administrative	15,765	527
Total operating expense	106,398	3,554

Operating loss	(105,405)	(3,521)

Other income/ (expense):
Interest income	10	-
Interest expense	(1,690)	(56)
Other income	1,523	51
Other income/ (expense), net	(157)	(5)

Net loss	$(105,562)	$(3,526)

Deemed dividend on Series A preferred stock	-	-

Net loss attributable to common shareholders	$(105,562)	$(3,526)

Statement of Operations for the Year Ended December 31, 2017

The following schedule summarizes CVie Therapeutics’s financial statements, presented in New Taiwan Dollar (NTD), translated into U.S. dollars at the average exchange rate for the year ended December 31, 2017 exchange rate of NTD 1.00 = USD $0.0328 (in thousands):

	NTD	USD
	U.S. GAAP CVie	U.S. GAAP CVie

Revenues:
Sales revenue	$-	$-
Grant revenue	-	-
License revenue with affiliate	-	-
Total revenues	-	-

Expenses:
Research and development	279,562	9,170
General and administrative	19,390	636
Total operating expense	298,952	9,806

Operating loss	(298,952)	(9,806)

Other income/ (expense):
Interest income	23	1
Interest expense	(1,604)	(53)
Other income	1,392	46
Other income/ (expense), net	(189)	(6)

Net loss	$(299,141)	$(9,812)

Deemed dividend on Series A preferred stock	-	-

Net loss attributable to common shareholders	$(299,141)	$(9,812)